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                                                                 EXHIBIT (A)(16)
                           KUHLMAN ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF
                              KUHLMAN CORPORATION
                                   IMPORTANT!
                               RESERVE THE RIGHT
                                   TO RECEIVE
                          TOP DOLLAR FOR YOUR SHARES!
            SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY
              WITH A VOTE FOR THE KUHLMAN VOTING RIGHTS PROPOSAL!
                                                                February 1, 1996
Dear Fellow Shareholder:
As we have previously written to you, your vote on an important proposal at the February 16th Special Meeting of Communication Cable, Inc. will determine whether you will receive the maximum value for your shares. KUHLMAN IS NOT OBLIGATED TO CONSUMMATE ITS $14 PER SHARE CASH TENDER OFFER FOR ANY AND ALL OUTSTANDING COMMUNICATION CABLE STOCK UNLESS AND UNTIL, AMONG OTHER THINGS, THE SHAREHOLDERS VOTE TO GIVE KUHLMAN VOTING RIGHTS FOR ANY AND ALL SHARES THAT KUHLMAN MAY ACQUIRE (THE "VOTING RIGHTS PROPOSAL").
        RESERVE THE RIGHT TO GET TOP DOLLAR FOR YOUR SHARES BY SIGNING,
         DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY IN THE
                           PREPAID ENVELOPE PROVIDED
Approval of the Voting Rights Proposal is necessary since Kuhlman must know that it will have the right to vote any shares it acquires--the same right enjoyed by all other CCI shareholders--before completing its tender offer. Matters that require a shareholder vote may arise immediately following consummation of the tender offer. Kuhlman believes its right to vote is extremely important.
            KUHLMAN HAS CONSISTENTLY BEEN COMMITTED TO A COMBINATION
                WITH CCI WHICH ALSO MAXIMIZES SHAREHOLDER VALUE
Since November 29, 1995, when we commenced our tender offer for CCI, we have repeatedly demonstrated our commitment to a combination of Kuhlman and CCI which also maximizes shareholder value. In contrast, your Board of Directors acted in blatant disregard for your interests, we believe, when it signed a letter of intent with Pentair at $13.50 per share before presenting Pentair's offer to us AND THEN SOUGHT TO "LOCK-UP" THE PENTAIR ARRANGEMENT WITH AS MUCH AS $1,250,000 OF YOUR MONEY. WE SUBSEQUENTLY RAISED OUR OFFER TO $14.00 PER SHARE.
NOW YOUR BOARD HAS CHANGED ITS MIND, switching their recommendation on our tender offer from "rejection" to "no position." Of course, if our offer is accepted by the shareholders, this same Board has agreed to pay up to $1,250,000 of the shareholders' money to Pentair.
Your Board has also requested further information about the financing for our offer. Do not be misled by this "concern." The details of our financial arrangements for the tender offer have been fully disclosed since November 29, 1995 and are lawful, prudent and altogether conventional. We urge you to review them to your satisfaction in our tender offer materials.
            MEANWHILE, DON'T WAIT FOR YOUR BOARD TO MAKE UP ITS MIND
REMEMBER, NO MATTER WHAT DECISION CCI'S "SPECIAL COMMITTEE" FINALLY COMES TO, IT DOES NOT ALTER THE FACT THAT, IN ORDER TO RECEIVE THE MAXIMUM VALUE FOR YOUR SHARES, CCI SHAREHOLDERS MUST APPROVE THE VOTING RIGHTS PROPOSAL AT THE SPECIAL MEETING. PLEASE SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TODAY WITH A VOTE FOR THE KUHLMAN VOTING RIGHTS PROPOSAL IN THE PREPAID ENVELOPE PROVIDED. Thank you for your support.
Sincerely,
KUHLMAN ACQUISITION CORP.
/s/ BOB JEPSON
Robert S. Jepson, Jr.
Chairman and Chief Executive Officer

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               If your shares of Common Stock are held in the name
            of a bank or brokerage firm, only that firm can execute
             a proxy card on your behalf. Please contact the person
            responsible for your account and give instructions for a
          BLUE proxy card to be voted FOR the Voting Rights Proposal.
     If you have questions or need assistance in voting your shares, please contact the firm assisting us in the solicitation of proxies:
                            GEORGESON & COMPANY INC.
                               WALL STREET PLAZA
                            NEW YORK, NEW YORK 10005
                           TOLL FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
                            Internet: World Wide Web
                            http://www.georgeson.com